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                                                                  EXHIBIT (h)(5)

                            CALAMOS INVESTMENT TRUST


               AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT


         THIS AMENDMENT dated as of January 1, 2002 to the Transfer Agent Servicing Agreement dated as of September 11, 2000, by and between Calamos Investment Trust, a business trust organized under the commonwealth of Massachusetts and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company shall be as follows:

         Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

CALAMOS INVESTMENT TRUST                         U.S. BANCORP FUND SERVICES, LLC


By: /s/ Rhowena Blank                            By: /s/ Bob Kern
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